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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of 24/7 Real Media, Inc. for the registration of 4,464,286 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the consolidated financial statements of 24/7 Real Media, Inc. included in its Annual Report on Form 10-K/A for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Goldstein Golub Kessler LLP

New York, New York
September 1, 2004

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Consent of Independent Registered Public Accounting Firm